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                                                                   EXHIBIT 10.32

                                 March 29, 2000


Mr. Kris Cone
Director, Business Development
AT&T Wireless Services, Inc.
P.O. Box 97061
Redmond, WA 98073-9761

Re:  i3 Mobile, Inc.

Dear Kris:

This letter sets forth the understanding between i3 Mobile, Inc. (the "Company") and AT&T Wireless Services, Inc. ("AT&T") pursuant to which the Company will provide incentives for AT&T should they choose (a) to develop and implement with the Company a program for tagging messages with advertising and (b) to increase penetration for the Company's services with AT&T's new and existing customer base. The terms of our understanding are as follows. If AT&T decides to develop a program it will have the following characteristics:

1. The program will be designed to tag messages with advertisements. The program will be implemented on a test basis in markets defined by AT&T and expanded to all markets as may be determined in good faith by AT&T based on its analysis of the success and viability of the test program.

2. The program will be designed to send "welcome" messages for Personal News Complimentary Service to all subscribers that are new to AT&T Wireless and to all existing subscribers that have not previously had SMS provisioned on his or her phone (collectively, "new subscribers").

3. The program will be designed to send a "reminder" message for Personal News Complimentary Service to at least fifty percent (50%) of the existing customer base that is provisioned with SMS capabilities but has not subscribed to any Personal News service (collectively, "existing subscribers"). Under the program, AT&T and Company will work to identify qualifying target customers. The Company will prepare a reminder broadcast message acceptable to AT&T informing the subscribers that their complimentary services are activated and may be accessed through the AT&T Wireless Netcare site.

4. In consideration of AT&T's services set forth in paragraphs 1, 2 and 3 hereof, the Company agrees to issue to AT&T warrants (the "Warrant") to purchase up to 200,000 shares of the Company's Common Stock at an exercise price equal to fifteen ($15.00) dollars per share. The Warrant shall vest as follows:

         (a) 10,000 shares upon the performance of AT&T's obligations under paragraph 1 hereof;

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AT&T Wireless Services, Inc.
March 29, 2000
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         (b) 20,000 shares for every 200,000 new subscribers that are sent
"welcome" messages for Personal News Complimentary Service and become registered subscribers to the Personal News Complimentary Service provided by the Company, up to a maximum of 140,000 shares; and

         (c) 10,000 shares for every 200,000 existing text-messaging subscribers that are pre-provisioned to subscribe to the Personal News Complimentary Service and become registered subscribers to the Personal News Complimentary Service provided by the Company, up to a maximum of 50,000 shares.


5. Full terms and conditions of the warrants will be included in a separate Warrant Agreement to be negotiated by the parties.

Should the foregoing accurately reflect our understanding, then kindly countersign and return the enclosed copy of this letter to my attention.


Very truly yours,
i3 MOBILE, INC.



By: /s/ Stephen G. Maloney
    ----------------------
Name:   Stephen G. Maloney
Title:  President and Chief Executive Officer


AGREED AND ACCEPTED:

AT&T WIRELESS SERVICES, INC.


By: /s/ Kristopher Cone
    ----------------------
    Director of Business Development